Exhibit 99.5

DTS, INC.

STOCK OPTION AGREEMENT — NON US
UNDER THE
SRS LABS, INC. 2006 STOCK INCENTIVE PLAN

DTS, Inc. (the “Company”) has granted to the Participant named in the Notice of Grant of Stock Option (the “Grant Notice”) to which this Stock Option Agreement (the “Option Agreement”) is attached an option (the “Option”) to purchase certain Shares upon the terms and conditions set forth in the Grant Notice and this Option Agreement.  The Option has been granted pursuant to and shall in all respects be subject to the terms and conditions of the SRS Labs, Inc. 2006 Stock Incentive Plan (the “Plan”), as amended to the Date of Grant, the provisions of which are incorporated herein by reference.  By signing the Grant Notice, the Participant: (a) acknowledges receipt of, and represents that the Participant has read and is familiar with, the Grant Notice, this Option Agreement, the Plan and a prospectus for the Plan prepared in connection with the registration with the Securities and Exchange Commission of Shares issuable pursuant to the Option (the “Plan Prospectus”), (b) accepts the Option subject to all of the terms and conditions of the Grant Notice, this Option Agreement and the Plan and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Option Agreement or the Plan.

1.                                       DEFINITIONS AND CONSTRUCTION.

1.1                                 Definitions.  Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

1.2                                 Construction.  Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement.  Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular.  Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2.                                       TAX STATUS OF OPTION.

For US tax purposes this Option is intended to be a Non-ISO and shall not be treated as an Incentive Stock Option within the meaning of Section 422(b) of the Code.

3.                                       ADMINISTRATION.

All questions of interpretation concerning the Grant Notice, this Agreement and the Plan shall be determined by the Committee or its designee.  All such determinations shall be final and binding upon all persons having an interest in the Award as provided by the Plan.  Any officer of the Company hall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the

Company herein, provided the officer of the Company has apparent or actual authority with respect to such matter, right, obligation, or election.

4.                                       EXERCISE OF THE OPTION.

4.1                                 Right to Exercise.  Except as otherwise provided herein, the Option shall be exercisable on and after it has become vested and prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of Shares previously acquired upon exercise of the Option.  In no event shall the Option be exercisable for more Shares than the Number of Option Shares, as adjusted pursuant to Section 9.

4.2                                 Method of Exercise.  Exercise of the Option shall be by means of electronic or written notice (the “Exercise Notice”) in a form authorized by the Company.  An electronic Exercise Notice must be digitally signed or authenticated by the Participant in such manner as required by the notice and transmitted to the Company or an authorized representative of the Company (including a third-party administrator designated by the Company).  In the event that the Participant is not authorized or is unable to provide an electronic Exercise Notice, the Option shall be exercised by a written Exercise Notice addressed to the Company, which shall be signed by the Participant and delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Company, or an authorized representative of the Company (including a third-party administrator designated by the Company).  Each Exercise Notice, whether electronic or written, must state the Participant’s election to exercise the Option, the number of whole Shares for which the Option is being exercised and such other representations and agreements as to the Participant’s investment intent with respect to such Shares as may be required pursuant to the provisions of this Option Agreement.  Further, each Exercise Notice must be received by the Company prior to the termination of the Option as set forth in Section 6 and must be accompanied by full payment of the aggregate Exercise Price for the number of Shares being purchased.  The Option shall be deemed to be exercised upon receipt by the Company of such electronic or written Exercise Notice and the aggregate Exercise Price.

4.3                                 Payment of Exercise Price.

(a)                                  Forms of Consideration Authorized.  Except as otherwise provided below, payment of the aggregate Exercise Price Shares for which the Option is being exercised shall be made (i) in cash, by check or in cash equivalent; (ii) if permitted by the Company and subject to the limitations contained in Section 4.3(b), by means of (1) a Cashless Exercise, (2) to the extent permitted by the Plan, a Net Exercise, or (3) a Stock Tender Exercise; or (iii) by any combination of the foregoing.

(b)                                 Limitations on Forms of Consideration.  The Company reserves, at any and all times, the right, in the Company’s sole and absolute discretion, to establish, decline to approve or terminate any program or procedure providing for payment of the Exercise Price through any of the means described below, including with respect to the Participant notwithstanding that such program or procedures may be available to others.

(i)                                     Cashless Exercise.  A “Cashless Exercise” means the delivery of a properly executed Exercise Notice together with irrevocable instructions to a broker in a form acceptable to the Company providing for the assignment to the Company of the proceeds of a sale or loan with respect to Shares acquired upon the exercise of the Option in an amount not less than the aggregate Exercise Price for such Shares(including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System).

(ii)                                  Net-Exercise.  A “Net-Exercise” means the delivery of a properly executed Exercise Notice electing a procedure pursuant to which (1) the Company will reduce the number of shares otherwise issuable to the Participant upon the exercise of the Option by the largest whole number of shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the shares with respect to which the Option is exercised, and (2) the Participant shall pay to the Company in cash the remaining balance of such aggregate Exercise Price not satisfied by such reduction in the number of whole shares to be issued.  Following a Net-Exercise, the number of shares remaining subject to the Option, if any, shall be reduced by the sum of (1) the net number of shares issued to the Participant upon such exercise, and (2) the number of shares deducted by the Company for payment of the aggregate Exercise Price.

(iii)                               Stock Tender Exercise.  A “Stock Tender Exercise” means the delivery of a properly executed Exercise Notice accompanied by (1) the Participant’s tender to the Company, or attestation to the ownership, in a form acceptable to the Company of whole Shares having a Fair Market Value that does not exceed the aggregate Exercise Price for the Shares with respect to which the Option is exercised, and (2) the Participant’s payment to the Company in cash of the remaining balance of such aggregate Exercise Price not satisfied by such Shares’ Fair Market Value.  A Stock Tender Exercise shall not be permitted if it would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company’s stock.  If required by the Company, the Option may not be exercised by tender to the Company, or attestation to the ownership, of Shares unless such Shares either have been owned by the Participant for a period of time required by the Company (and not used for another option exercise by attestation during such period) or were not acquired, directly or indirectly, from the Company.

4.4                                 Tax Withholding.

(a)                                  In General.  At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company or any Affiliate, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax (including any social insurance or National Insurance Contributions) withholding obligations of the Company and its Affiliates, if any, which arise in connection with the Option (“Tax-Related Items”).  The Participant acknowledges and agrees that satisfaction of the Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld.  The Participant further acknowledges that the Company and/or any Affiliate Company (a) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting or exercise of the

Option, the subsequent sale of Shares acquired under the Plan and the receipt of dividends, if any; and (b) does not commit to and is under no obligation to structure the terms of the Option or any aspect of the Option to reduce or eliminate the Participant’s liability for Tax-Related Items, or achieve any particular tax result.  Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable event, Participant acknowledges that the Company and/or Affiliate (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.  At the time the Grant Notice is executed, or at any time thereafter as requested by the Company or any Affiliate, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for any Tax-Related Items.  The Company shall have no obligation to deliver Shares until the Tax-Related Items have been satisfied by the Participant.

(b)                                 Withholding in Shares.  The Company shall have the right, but not the obligation, to require the Participant to satisfy all or any portion of Tax-Related Items by deducting from the Shares otherwise issuable to the Participant upon such exercise a number of whole Shares having a fair market value, as determined by the Company as of the date of exercise, not in excess of the amount of such tax withholding obligations determined by the applicable minimum statutory withholding rates.

4.5                                 Beneficial Ownership of Shares; Certificate Registration.  The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with the broker designated by the Company with which the Participant has an account, any or all Shares acquired by the Participant pursuant to the exercise of the Option.  Except as provided by the preceding sentence, a certificate for the Shares as to which the Option is exercised shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

4.6                                 Restrictions on Grant of the Option and Issuance of Shares.  The grant of the Option and the issuance of Shares upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities.  The Option may not be exercised if the issuance of Shares upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Shares may then be listed.  In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the Shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act.  THE PARTICIPANT IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED.  ACCORDINGLY, THE PARTICIPANT MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED.  The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.  As a condition to the exercise of the Option, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company.

4.7                                 Fractional Shares.  The Company shall not be required to issue fractional Shares upon the exercise of the Option.

5.                                       TRANSFERABILITY OF THE OPTION.

5.1                                 Except as provided in Section 5.2, the Option may be exercised during the lifetime of the Participant only by the Participant or the Participant’s guardian or legal representative and shall not be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution.  Following the death of the Participant, the Option, to the extent provided in Section 7, may be exercised by the Participant’s legal representative or by any person empowered to do so under the deceased Participant’s will or under the then applicable laws of descent and distribution.

5.2                                 With the consent of the Committee and subject to any conditions or restrictions as the Committee may impose, in its discretion, the Participant may transfer during the Participant’s lifetime and prior to the Participant’s termination of Service all or any portion of the Option to one or more of such persons (each a “Permitted Transferee”) as permitted in accordance with the applicable limitations, if any, described in the General Instructions to the Form S-8 Registration Statement under the Securities Act.  No transfer or purported transfer of the Option shall be effective unless and until: (i) the Participant has delivered to the Company a written request describing the terms and conditions of the proposed transfer in such form as the Company may require, (ii) the Participant has made adequate provision, in the sole determination of the Company, for satisfaction of the tax withholding obligations of the Company and its Affiliates as provided in Section 4.4 that may arise with respect to the transferred portion of the Option, (iii) the Committee has approved the requested transfer, and (iv) the Participant has delivered to the Company written documentation of the transfer in such form as the Company may require.  With respect to the transferred portion of the Option, all of the terms and conditions of the Grant Notice, this Option Agreement and the Plan shall apply to the Permitted Transferee and not to the original Participant, except for (i) the Participant’s rendering of Service, (ii) provision for the applicable tax withholding obligations, if any, and (iii) any subsequent transfer of the Option by the Permitted Transferee, which shall be prohibited except as provided in Section 5.1, unless otherwise permitted by the Committee, in its sole discretion.  The Company shall have no obligation to notify a Permitted Transferee of any expiration, termination, lapse or acceleration of the transferred Option, including, without limitation, an early termination of the transferred Option resulting from the termination of Continuous Service of the original Participant.  Exercise of the transferred Option by a Permitted Transferee shall be subject to compliance with all applicable federal, state and foreign securities laws; however, the Company shall have no obligation to register with any federal, state or foreign securities commission or agency such transferred Option or any Shares that may be issuable upon the exercise of the transferred Option by the Permitted Transferee.

6.                                       TERMINATION OF THE OPTION.

The Option shall terminate and may no longer be exercised after the first to occur of (a) the close of business on the Option Expiration Date, (b) the close of business on the last date for exercising the Option following termination of the Participant’s Continuous Service as described in Section 7, or (c) a Change in Control to the extent provided in Section 8.

7.                                       EFFECT OF TERMINATION OF SERVICE.

7.1                                 Option Exercisability.  The Option shall terminate immediately upon the Participant’s termination of Continuous Service to the extent that it is then unvested and, except as otherwise provided in the Grant notice, shall be exercisable after the Participant’s termination of Continuous Service to the extent it is then vested only during the applicable time period as determined below (and without regard to the default schedule set forth in Sections 6(h)(i) through 6(h)(iv) of the Plan) and thereafter shall terminate.

(a)                                  Disability.  If the Participant’s Continuous Service terminates because of the Disability of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant (or the Participant’s guardian or legal representative) at any time prior to the expiration of one (1) year after the date on which the Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date.

(b)                                 Death.  If the Participant’s Continuous Service terminates because of the death of the Participant, the Option, to the extent unexercised and exercisable for Vested Shares on the date on which the Participant’s Service terminated, may be exercised by the Participant’s legal representative or other person who acquired the right to exercise the Option by reason of the Participant’s death at any time prior to the expiration of one (1) year after the date on which the Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date.  The Participant’s Service shall be deemed to have terminated on account of death if the Participant dies within ninety (90) calendar days after the Participant’s termination of Continuous Service.

(c)                                  Termination for Cause.  Notwithstanding any other provision of this Option Agreement to the contrary, if the Participant’s Continuous Service is terminated for Cause or if, following the Participant’s termination of Continuous Service and during any period in which the Option otherwise would remain exercisable, the Participant engages in any act that would constitute Cause, the Option shall terminate in its entirety and cease to be exercisable immediately upon such termination of Continuous Service or act.

(d)                                 Other Termination of Service.  If the Participant’s Continuous Service terminates for any reason, except Disability, death or Cause, the Option, to the extent unexercised and exercisable for Vested Shares by the Participant on the date on which the Participant’s Continuous Service terminated, may be exercised by the Participant at any time prior to the expiration of ninety (90) calendar days after the date on which the Participant’s Continuous Service terminated, but in any event no later than the Option Expiration Date.

7.2                                 Extension if Exercise Prevented by Law.  Notwithstanding the foregoing, other than termination of the Participant’s Continuous Service for Cause, if the exercise of the Option within the applicable time periods set forth in Section 7.1 is prevented by the provisions of Section 4.6, the Option shall remain exercisable until the later of (a) thirty (30) calendar days after the date such exercise first would no longer be prevented by such provisions, or (b) the end of the applicable time period under Section 7.1, but in any event no later than the Option Expiration Date.

8.                                       EFFECT OF CHANGE IN CONTROL.

In the event of a Change in Control, except to the extent that the Committee determines to cash out the Option in accordance with Section 13(c)(iii) of the Plan, the surviving, continuing, successor, or purchasing corporation or other business entity or parent thereof, as the case may be (the “Acquiror”), may, without the consent of the Participant, assume or continue in full force and effect the Company’s rights and obligations under all or any portion of the Option or substitute for all or any portion of the Option a substantially equivalent option for the Acquiror’s stock.  For purposes of this Section, the Option or any portion thereof shall be deemed assumed if, following the Change in Control, the Option confers the right to receive, subject to the terms and conditions of the Plan and this Option Agreement, for each Share subject to such portion of the Option immediately prior to the Change in Control, the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a Share on the effective date of the Change in Control was entitled; provided, however, that if such consideration is not solely common stock of the Acquiror, the Committee may, with the consent of the Acquiror, provide for the consideration to be received upon the exercise of the Option for each Share to consist solely of common stock of the Acquiror equal in Fair Market Value to the per share consideration received by holders of Shares pursuant to the Change in Control.  Notwithstanding the foregoing, if the Option is not assumed, substituted for, or otherwise continued by the Acquiror, the Option shall vest in full effective and contingent upon consummation of the Change in Control.  The Option shall terminate and cease to be outstanding effective as of the time of consummation of the Change in Control to the extent that the Option is neither assumed or continued by the Acquiror in connection with the Change in Control nor exercised as of the time of the Change in Control.

9.                                       ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A of the Code to the extent applicable, in the event of any change in the capitalization of the Company described in Section 13(a) of the Plan effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the Fair Market Value of Shares, appropriate and proportionate adjustments shall be made in the number, Exercise Price and kind of Shares subject to the Option, in order to prevent dilution or enlargement of the Participant’s rights under the Option.  For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.”  Any fractional Share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number and the Exercise Price shall be rounded up to the nearest whole cent.  In no event may the Exercise Price be decreased to an amount less than the par value, if any, of the Shares subject to the Option.  Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

10.                                 RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT.

The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option until the date of the issuance of the Shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company).  No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Section 9.  Nothing in this Option Agreement shall confer upon the Participant any right to continue in the Continuous Service of the Company or its Affiliates or interfere in any way with any right of the Company or its Affiliates to terminate the Participant’s Continuous Service at any time.

11.                                 NATURE OF GRANT.

In accepting the grant of the Option, the Participant acknowledges that:

(i)                                     the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, even if Options have been granted repeatedly in the past;

(ii)                                  all decisions with respect to future Option grants, if any, will be at the sole discretion of the Company;

(iii)                               the Participant’s participation in the Plan shall not create a right to further employment with the Company or any Affiliate and shall not interfere with the ability of any employer to terminate his or her employment relationship, if any, at any time;

(iv)                              the Participant is voluntarily participating in the Plan;

(v)                                 the Option and the Shares subject to the Option are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Company or any Affiliate, and which are outside the scope of the Participant’s employment contract, if any;

(vi)                              the Option and the Shares subject to the Option are not intended to replace any pension rights or compensation;

(vii)                           the Option and the Shares subject to the Option are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Company or any Affiliate;

(viii)                        the Option grant and the Participant’s participation in the Plan will not be interpreted to form an employment contract or relationship with the Company or any Affiliate;

(ix)                                the future value of the underlying Shares is unknown and cannot be predicted with certainty; further, neither the Company, nor any Affiliate is responsible for any foreign exchange fluctuation between the Company’s or Affiliate’s local currency and the United States Dollar that may affect the value of the Option;

(x)                                   in consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from forfeiture of the Option resulting from Participant’s termination of Continuous Service with the Company or any Affiliate (for any reason whatsoever and whether or not in breach of local labor laws) and the Participant irrevocably releases the Company and all Affiliates from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, the Participant shall be deemed irrevocably to have waived his or her entitlement to pursue such claim; and

(xi)                                the Option and the benefits under the Plan, if any, will not automatically transfer to another company in the case of a merger, take-over or transfer of liability.

12.                               DATA PRIVACY.

The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement by and among, as applicable, the Company and any Affiliates for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company or any Affiliate may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any Shares or directorships held in the Company or any Affiliate, details of all Options or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor, for the exclusive purpose of implementing, administering and managing the Plan (“Personal Data”).

The Participant understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the United States, the Participant’s country, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Participant’s country.  The Participant understands that he or she may request a list with the names and addresses of any potential recipients of the Personal Data by contacting the

Participant’s local human resources representative.  The Participant authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Participant’s participation in the Plan, including any requisite transfer of such Personal Data as may be required to a broker or other third party with whom the Participant may elect to deposit any Shares received upon exercise of the Option.  The Participant understands that Personal Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan.  The Participant understands that he or she may, at any time, view Personal Data, request additional information about the storage and processing of Personal Data, require any necessary amendments to Personal Data or refuse or withdraw the consents herein, without cost, by contacting in writing the Participant’s local human resources representative.  The Participant understands that refusal or withdrawal of consent may affect the Participant’s ability to participate in the Plan or to realize benefits from the Option.  For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.                                 NO ADVICE REGARDING GRANT.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or his or her acquisition or sale of the underlying Shares.  The Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

14.                                 APPENDIX.

Notwithstanding any provisions in this Agreement, the Option shall be subject to any special terms and conditions set forth in any Appendix to this Agreement for Participant’s country.  Moreover, if the Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Participant, to the extent Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  As stated above, the Appendix constitutes part of this Agreement.

15.                                 IMPOSITION OF OTHER REQUIREMENTS.

The Company reserves the right to impose other requirements on Participant’s participation in the Plan, on the Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable in order to comply with local or foreign law or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

16.                                 FOREIGN EXCHANGE.

The Participant acknowledges and agrees that it is the Participant’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the exercise of the Option and issuance and delivery of the Shares pursuant to the exercise of the Option and that the Participant shall be responsible for any reporting of inbound and/or outbound international fund transfers required under applicable law.  The Participant is advised to seek appropriate professional advice as to how the exchange control regulations apply to the Participant’s specific situation.

17.                                 LEGENDS.

The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing Shares subject to the provisions of this Option Agreement.  The Participant shall, at the request of the Company, promptly present to the Company any and all certificates representing Shares acquired pursuant to the Option in the possession of the Participant in order to carry out the provisions of this Section.

18.                                 MISCELLANEOUS PROVISIONS.

18.1                           Termination or Amendment.  The Committee may amend or terminate the Plan at any time.  No amendment or addition to this Option Agreement shall be effective unless in writing and, to the extent such amendment is necessary to comply with applicable law or government regulation, may be made without the consent of the Participant.

18.2                           Further Instruments.  The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Option Agreement.

18.3                           Binding Effect.  This Option Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

18.4                           Delivery of Documents and Notices.  Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company or any Affiliate, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address of such party set forth in the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.

(a)                                  Description of Electronic Delivery.  The Plan documents, which may include but do not necessarily include: the Plan, the Grant Notice, this Option Agreement, the Plan Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically.  In addition, if permitted by the Company, the Participant may deliver electronically the Grant Notice and Exercise Notice called for by Section 4.2 to the Company or to such third party involved in administering the Plan as the Company may designate from time to time.  Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

(b)                                 Consent to Electronic Delivery.  The Participant acknowledges that the Participant has read Section 18.4(a) of this Option Agreement and consents to the electronic delivery of the Plan documents and, if permitted by the Company, the delivery of the Grant Notice and Exercise Notice, as described in Section 18.4(a).  The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing.  The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails.  Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails.  The Participant may revoke his or her consent to the electronic delivery of documents described in Section 18.4(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail.  Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 18.4(a).

18.5                           Integrated Agreement.  The Grant Notice, this Option Agreement and the Plan, together with any employment, service or other agreement between the Participant and the Company or any Affiliate referring to the Option, shall constitute the entire understanding and agreement of the Participant and the Company and its Affiliates with respect to the subject matter contained herein or therein and supersede any prior agreements, understandings, restrictions, representations, or warranties among the Participant and the Participating and its Affiliates with respect to such subject matter.  To the extent contemplated herein or therein, the provisions of the Grant Notice, the Option Agreement and the Plan shall survive any exercise of the Option and shall remain in full force and effect.

18.6                           Applicable Law.  Except to the extent governed by applicable federal law, the validity, interpretation, construction and performance of this Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

18.7                           Counterparts.  The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

APPENDIX

ADDITIONAL TERMS AND CONDITIONS OF DTS, INC.

STOCK OPTION AGREEMENT

UNDER THE

SRS LABS, INC. 2006 STOCK INCENTIVE PLAN

NON-U.S. PARTICIPANTS

This Appendix includes additional terms and conditions that govern the Option granted to the Participant under the Plan if he or she resides in one of the countries listed below.  Capitalized terms used but not defined in this Appendix have the meanings set forth in the Plan and/or the Agreement.

CANADA

Form of Payment.  Notwithstanding anything to the contrary in the Plan or the Agreement, the Participant is prohibited from surrendering Shares that he or she already owns or attesting to the ownership of Shares to pay the Exercise Price or any Tax-Related Items in connection with the Option.

Settlement of Option.   Notwithstanding any discretion or anything to the contrary in the Plan, the grant of the Option does not provide any right for Participant to receive a cash payment and the Option will be settled in Shares only.

The following provisions will apply to Participants who are residents of Quebec:

Language Consent.  The parties acknowledge that it is their express wish that this Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be drawn up in English.

Les parties reconnaissent avoir exigé la redaction en anglais de cette convention (“Agreement”), ainsi que de tous documents exécutés, avis donnés et procedures judiciaries intentées, directement ou indirectement, relativement à la présente convention.

Authorization to Release and Transfer Necessary Personal Information.  This provision supplements Section 12 of the Agreement:

Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan.  Participant further authorizes the Company, any Affiliate and the Committee, which administers the Plan, to disclose and discuss the Plan with their advisors.  Participant further authorizes the Company and any Affiliate to record such information and to keep such information in the Participant’s employee file.

HONG KONG

Securities Law Notice.  The Option and Shares issued upon exercise of the Option do not constitute a public offering of securities under Hong Kong law and are available only to Participants of the Company and its Affiliates.  The Agreement, including this Appendix, the Plan and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable securities legislation in Hong Kong.  Nor have the documents been reviewed by any regulatory authority in Hong Kong.  The Option is intended only for the personal use of each eligible Participant of the Company or its Affiliates and may not be distributed to any other person.  If Participant is in any doubt about any of the contents of the Agreement, including this Appendix, or the Plan, Participant should obtain independent professional advice.

Exercise of Option and Sale of Shares.  In the event the Participant’s Option is exercised and Shares are issued to the Participant within six months of the date of grant, the Participant agrees that he or she will not dispose of any of such Shares prior to the six-month anniversary of the date of grant.

IRELAND

Director Notification Obligation.  If you are a director, shadow director or secretary of the Company’s Irish Affiliates, you must notify the Irish Affiliate in writing within five business days of receiving or disposing of an interest in the Company (e.g., options, etc.), or within five business days of becoming aware of the event giving rise to the notification requirement or within five days of becoming a director or secretary if such an interest exists at the time.  This notification requirement also applies with respect to the interests of a spouse or children under the age of 18 (whose interests will be attributed to the director, shadow director or secretary).

KOREA

Exchange Control Information.  If you realize US$500,000 or more from the sale of Shares, Korean exchange control laws require you to repatriate the proceeds to Korea within 18 months of the sale.

SINGAPORE

Securities Law Information.  The grant of the Option is being made in reliance on section 273(1)(f) of the Securities and Futures Act (Cap. 289) (“SFA”) pursuant to which it is exempt from the prospectus and registration requirements under the SFA.

Director Notification Obligation.  If you are a director, associate director or shadow director of the Company’s Singapore Affiliate, you are subject to certain notification requirements under the Singapore Companies Act.  Among these requirements is an obligation to notify the Company’s Singapore Affiliate in writing when you receive an interest (e.g., Options or Shares) in the Company or any Affiliate.  In addition, you must notify the Company’s Singapore Affiliate when you sell Shares (including when you sell Shares issued upon exercise and settlement of the Option).  These notifications must be made within two days of acquiring or disposing of any interest in the Company or any Affiliate.  In addition, a notification of your interests in the Company or any Affiliate must be made within two days of becoming a director.

TAIWAN

Exchange Control Information.  You may acquire and remit foreign currency (including proceeds from the sale of Shares) into and out of Taiwan up to US$5,000,000 per year.  If the transaction amount is TWD$500,000 or more in a single transaction, you must submit a foreign exchange transaction form and also provide supporting documentation to the satisfaction of the remitting bank.

If the transaction amount is US$500,000 or more, you may be required to provide additional supporting documentation to the satisfaction of the remitting bank.  Please consult your personal advisor to ensure compliance with applicable exchange control laws in Taiwan.

UNITED KINGDOM

Securities Law Notice.  This Agreement does not constitute an approved prospectus for the purposes of section 85(1) of the Financial Services and Markets Act 2000 (“FSMA”) and no offer of transferable securities to the public (for the purposes of section 102B of FSMA) is being made in connection with the Plan.  The Plan and the Award are exclusively available in the UK to bona fide employees and former employees of the Company or its UK related subsidiaries.

Tax and National Insurance Contributions Acknowledgment.  The following provision supplements Section 7 of the Agreement:

The Participant agrees that if he or she does not pay or the Company or any Affiliate does not withhold from the Participant the full amount of Tax-Related Items that Participant owes due to the exercise of the Option, or the release or assignment of the Option for consideration, or the receipt of any other benefit in connection with the Option (the “Taxable Event”) within ninety (90) days after the Taxable Event, or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, then the amount that should have been withheld shall constitute a loan owed by the Participant to the Employer, effective ninety (90) days after the Taxable Event.  The Participant agrees that the loan will bear interest at the official rate of HM Revenue and Customs (“HMRC”) and will be immediately due and repayable by the Participant, and the Company and/or the Affiliate may recover it at any time thereafter by withholding the funds from salary, bonus or any other funds due to the Participant by the Company or an Affiliate, by withholding in Shares issued upon exercise of the Option or from the cash proceeds from the sale of Shares or by demanding cash or a cheque from the Participant. The Participant also authorizes the Company to delay the issuance of any Shares to him or her unless and until the loan is repaid in full.

Notwithstanding the foregoing, if the Participant is an officer or executive director (as within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), the terms of the immediately foregoing provision will not apply.  In the event that the Participant is an officer or executive director and Tax-Related Items are not collected from or paid by him or her within ninety (90) days of the taxable event, the amount of any uncollected Tax-Related Items may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable.  Participant will be responsible for reporting any income tax and National Insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

Participant:
Nonstatutory Stock Option
Date:

STOCK OPTION EXERCISE NOTICE

DTS, Inc.

Ladies and Gentlemen:

1.                                       Option.  I was granted an option (the “Option”) to purchase shares of the common stock (the “Shares”) of DTS, Inc. (the “Company”) pursuant to the Company’s SRS Labs, Inc. 2006 Stock Incentive Plan (the “Plan”), my Notice of Grant of Stock Option (the “Grant Notice”) and my Stock Option Agreement (the “Option Agreement”) as follows:

Date of Grant:

Number of Option Shares:

Exercise Price per Share:	$

2.                                       Exercise of Option.  I hereby elect to exercise the Option to purchase the following number of Shares, all of which are Vested Shares in accordance with the Grant Notice and the Option Agreement:

Total Shares Purchased:

Total Exercise Price (Total Shares X Price per Share)	$

3.                                       Payments.  I enclose payment in full of the total exercise price for the Shares in the following form(s), as authorized by my Option Agreement:

☐ Cash:	$

☐ Check:	$

☐ Cashless Exercise:	Contact Plan Administrator

☐ Net Exercise:	Contact Plan Administrator

☐ Stock Tender Exercise:	Contact Plan Administrator

4.                                       Tax Withholding.  I authorize payroll withholding and otherwise will make adequate provision for the federal, state, local and foreign tax, social insurance and national insurance contribution withholding obligations of the Company, if any, in connection with my exercise of the Option.  (Contact Plan Administrator for amount of tax due.)

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5.                                       Participant Information.

My address is:

6.                                       Binding Effect.  I agree that the Shares are being acquired in accordance with and subject to the terms, provisions and conditions of the Grant Notice, the Option Agreement and the Plan, to all of which I hereby expressly assent.  This Agreement shall inure to the benefit of and be binding upon my heirs, executors, administrators, successors and assigns.

Very truly yours,

(Signature)

Receipt of the above is hereby acknowledged.

DTS, INC.

By:

Name:

Title:

Dated:

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